Exhibit (c)(10)(B)

Presentation of Reference Expert Report

Board of Directors of Enersis of October 30, 2015

Rafael Malla,

Partner of Deloitte Advisory Ltda. October 30, 2015

Presentation Enersis Board of Directors, October 30, 2015

Contents

1. Purpose and Use

2. Available Information

3. Understanding of Proposed Operation

4. Relevant Hypotheses regarding the Proposed Operation

5. Determination of Shareholding Percentages and Exchange Ratio

Enersis Board of Directors Expert Estimated Values and Exchange of Shares

1. Objective and Use

This Reference Expert Report has been prepared in order comply with that ordered by the SVS [Superintendence of Securities and Insurance] in its Ordinary Official Letter No. 15.443, dated July 20, 2015.

Objective of the Reference Expert Report: to provide and supplement a reference for purposes of the division of Enersis S.A.

The report should be used for information and reference purposes in the understanding that it is not a formal expert report in accordance with the Chilean Companies Regulations and General Norm No. 346 of the SVS.

This work does not constitute any recommendation to the Board of Directors, Management, Company shareholders, or third parties in relation to the position they should take regarding the Proposed Operation.

Presentation Enersis Board of Directors, October 30, 2015 3

Enersis Board of Expert Estimated Value and Exchange of Directors Shares

2. Available Information

The results of this Reference Expert Report are based on the information provided by the Company’s Management.

I have based me calculation of the exchange ratio on:

Estimate of Estimated Values of 100% of the equity of Enersis Américas, Endesa Américas and Chilectra Américas as of June 30, 2015 (see: Annex I of the Reference Expert Report “Valuation memorandum: Estimated values as of June 30, 2015 of the entities that would be merged: Enersis Américas, Endesa Américas and Chilectra Américas”);

General information provided by Management related to the structuring of the Proposed Operation;

Information provided by Management on the number of shares of the companies, Enersis Américas, Endesa Américas and Chilectra Américas.

Presentation Enersis Board of Directors, October 30, 2015 4

Enersis Board of Directors Expert Estimated Value and Exchange of Shares 3. Understanding of Proposed Operation Enersis is currently studying the feasibility and appropriateness of undergoing a corporate restructuring process, involving the main Chilean companies of the Enersis Group in Chile: Enersis and its sister companies, Endesa Chile and Chilectra, comprising the separation of generation and distribution activities in Chile from the other activities carried out by the Group outside of Chile. The Restructuring would be carried out in two successive phases: (i) First phase: approval of the divisions of Endesa Chile and Chilectra, followed by the division of Enersis, and (ii) Second phase: where the merger would be approved of the companies which consolidate the interests outside of Chile of Endesa Chile, Chilectra and Enersis. Current corporate structure (1) 60,6% 99,1% 60,0% Presentation Enersis Board of Directors, October 30, 2015 5

Enersis Board of Directors Expert Estimated Value and Exchange of Shares 4. Relevant Hypotheses regarding the Proposed Operation This Reference Report was prepared based on the financial situation (pro forma) of the Companies as of June 30, 2015, provided by Management. The conclusion of the reference exchange ratio is expressed based on: a) a net financial debt position of Enersis Américas of CLP -585.427 million; b) a financial debt position of Endesa Américas of CLP -20.086 million; c) a financial debt position of Chilectra Américas of CLP -5.650 million. Any modification, novation or change of the assets, of the net financial debt position of the Companies at the moment of the merger may affect the implicit value of the Companies and, therefore, the exchange ratio. Presentation Enersis Board of Directors, October 30, 2015 6

Understanding of Proposed Merger 5. Determination of Shareholding Percentages and Exchange Ratio Corporate structure pro forma, Phase 1 post-division (1) Enel Group 60,62% 60,62% Merger: Enersis Enersis Surviving Company: Enersis Américas Chile Américas Merged Companies: Endesa Américas Chilectra Américas 99,09% 59,98% 99,09% 59,98% Endesa Chilectra Endesa Chilectra Chile Américas Américas No. of Subscribed No. of Shares No. of Shares Companies Shares (pro % Controlling % Minority % forma) Shareholder Shareholders Enersis Américas 49.092.772.762 100,00% 29.762.213.531 60,62% 19.330.559.231 39,38% Endesa Américas 8.201.754.580 100,00% 4.919.488.794 59,98% 3.282.265.786 40,02% Chilectra Américas 1.150.742.161 100,00% 1.140.277.555 99,09% 10.464.606 0,91% Presentation Enersis Board of Directors, October 30, 2015 7

Enersis Board of Directors
Expert Estimated Value and Exchange of Shares

5. Determination of Shareholding Percentages and Exchange Ratio

in trillions of CLP				Estimated value of 100% of the equity						
				Lower Range	Medium Range	Upper Range	Combined scenarios (sensitivity analysis)			
Before the merger										
Enersis Américas		trillions of CLP	(A)	4,8	5,2	5,8	5,2	5,2	5,8	4,8
Endesa Américas		trillions of CLP		2,0	2,2	2,5	2,0	2,5	2,2	2,2
Chilectra Américas		trillions of CLP		0,5	0,6	0,7	0,5	0,7	0,6	0,6
Enersis Américas (merged)	(1)	trillions of CLP	(B)	**5,6**	**6,1**	**6,8**	**6,1**	**6,2**	**6,7**	**5,7**
Percentage increase in the No. of Shares		%	(A)/(B)-1	17,2%	17,1%	17,0%	15,6%	19,0%	15,3%	18,9%
Increase in No. of Shares (millions)		millions		**8.455**	**8.407**	**8.357**	**7.680**	**9.327**	**7.532**	**9.255**
Minority Shareholders of Endesa Américas		millions		8.407	8.358	8.306	7.637	9.271	7.488	9.202
Minority Shareholders of Chilectra Américas		millions		47	49	51	43	56	44	54

Note (1) Sum of 100% of the Estimated Value of Enersis Américas plus 40% of the Estimated Value of Endesa Américas plus 1% of the Estimated Value of Chilectra Américas.

- Based on the estimated values of the Companies, the capital of Enersis Américas would see an increase of between 7.532 million shares and 9.327 million shares.

- The capital increase will be through the issuance of new registered shares of one and the same series, without par value, solely for distribution to the shareholders of Endesa Américas and Chilectra Américas, and not to the shareholders of Enersis Américas.

Presentation Enersis Board of Directors, October 30, 2015
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Enersis Board of Directors Expert Estimated Value and Exchange of Shares 5. Determination of Shareholding Percentages and Exchange Ratio Taking into account the number of shares of the merged companies and the fact that the number of shares of Enersis Américas (Surviving Company) sees an increase of between 7.532 million shares and 9.327 million shares, the exchange ratios are as follows: For each share of Endesa Américas, its shareholders would receive between 2,3 and 2,8 Enersis Américas shares; For each share of Chilectra Américas its shareholders would receive between 4,1 and 5,4 Enersis Américas shares. Shareholding percentage in before the Post-merger reference Enersis Américas merger range Controlling Shareholder of Enersis Américas 60,6% 50,9% - 52,6% Minority Shareholders of Enersis Américas 39,4% 33,1% - 34,1% Minority Shareholders of Endesa Américas 0,0% 15,9% - 13,2% Minority Shareholders of Chilectra Américas 0,0% 0,1% - 0,1% Presentation Enersis Board of Directors, October 30, 2015 9

Presentation of Reference Expert Report

Board of Directors of Enersis of October 30, 2015

Rafael Malla,

Partner of Deloitte Advisory Ltda. October 30, 2015

Presentation Enersis Board of Directors, October 30, 2015